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                                                             Exhibit 11


                                  KOLLMORGEN CORPORATION
                              COMPUTATION OF PER SHARE EARNINGS
          (Amounts in thousands, except share and per share amounts)
                                 (unaudited)


                                                              For the
                                                          Three Months Ended
                                                               March 31,
                                                          ------------------
                                            1997             1996
                                         ----------      ----------
Net income                               $   2,010       $   1,648

Less preferred stock dividends and
         accretion of discount                   0            (285)
                                         ----------      ----------

Earnings applicable to primary
         common shares                       2,010           1,363

Number of shares:
     Weighted average number of common
         shares outstanding              10,177,411       9,706,225
                                         ----------      ----------

Earnings per common share                   $  .20          $  .14
                                          =========       =========



See accompanying notes to these unaudited consolidated financial statements.
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